Exhibit 5.2

[Letterhead of AAI Corporation]

November 12, 2004

United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

I am Counsel of AAI Corporation, a Maryland corporation (the “Subsidiary Guarantor”) and wholly-owned subsidiary of United Industrial Corporation, a Delaware corporation (the “Company”), and you have asked me for certain opinions of Maryland law in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company and the Subsidiary Guarantor with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The prospectus contained in the Registration Statement relates to the resale by the selling securityholders of $120,000,0000 aggregate principal amount of 3.75% Convertible Senior Notes due 2024 (the “Notes”), 3,058,356 shares of common stock, par value $1.00 per share, of the Company issuable upon conversion, purchase or repurchase of the notes (the “Conversion Shares”) and up to 483,158 shares of common stock that the Company may issue as a “make whole premium” upon repurchase of the Notes under certain circumstances (the “Make Whole Shares” and, together with the Conversion Shares, the “Shares”).  The Notes were issued under an indenture dated as of September 15, 2004 by and among the Company, the Subsidiary Guarantor, and U.S. Bank National Association, as trustee (the “Indenture”).  Capitalized terms used but not defined in this letter shall have the meanings given to them in the Indenture.

As a basis for this opinion, I have examined such matters of law and such originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed appropriate, including: (i) the charter of the Subsidiary Guarantor; (ii) the Bylaws of the Subsidiary Guarantor; (iii) the resolutions of the Board of Directors of the Subsidiary Guarantor, dated September 9, 2004; (iv) the Registration Statement; (v) the Indenture; and (vi) the Subsidiary Guarantees.

In giving this opinion, I have assumed, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents I have examined.  As to certain questions of fact relevant to this opinion, without any independent verification, I have relied upon written statements of certain public officials.  I have assumed, without any independent verification, that the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Company and the Subsidiary Guarantor), and that the Indenture constitutes the valid and binding obligation of each party (other than the Company and the Subsidiary Guarantor) to it and is enforceable against each party (other than the Company and the Subsidiary Guarantor) in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that:

1.             The Subsidiary Guarantor has the corporate power to enter into and perform its obligations under the Indenture and Subsidiary Guarantees.

2.             The Indenture and Subsidiary Guarantees have been duly authorized, executed and delivered by the Subsidiary Guarantor and constitutes a valid and binding agreement of the Subsidiary Guarantor.

The foregoing opinions are limited to the substantive laws of the State of Maryland and I do not express any opinion herein concerning any other law.  To the extent that any matter as to which my opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, I do not express any opinion on such matter.  The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for your benefit.  Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Proskauer Rose LLP, your counsel, solely in connection with opinions to be issued by them on the date hereof) without, in each instance, my prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.  In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ James L. Galante

James L. Galante